SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

(Mark One)
[X] Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended **March 31, 2005**

[ ] Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ______ to _______.

Commission file number: 33-22128-D

NEXIA HOLDINGS, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	**84-1062062**
(State or other jurisdiction of incorporation or organization)	**(I.R.S. Employer Identification No.)**

59 West 100 South, Salt Lake City, Utah 84101
(Address of principal executive office) (Zip Code)

(801) 575-8073
(Issuer's telephone number)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes XX No__

The number of outstanding shares of the issuer's common stock, $0.001 par value, as of June 9, 2005 was 3,189,945,834.

TABLE OF CONTENTS

PART I - FINANCIAL INFORMATION

PART II - OTHER INFORMATION

ITEM 1. FINANCIAL STATEMENTS

As used herein, the term "Nexia" refers to Nexia Holdings, Inc., a Nevada corporation, its subsidiary corporations and predecessors unless otherwise indicated. The accompanying unaudited, consolidated interim financial statements have been prepared in accordance with the instructions to Form 10-QSB pursuant to the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for a complete presentation of our financial position, results of operations, cash flows and stockholders' equity in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Our unaudited consolidated balance sheet as of March 31, 2005, audited balance sheet, and stockholder's equity, as of March 31, 2005 and December 31, 2004, and the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2005 and 2004 are attached hereto as Pages F-1 through F-30 and are incorporated herein by this reference.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

ASSETS	March 31, 2005 (Unaudited)	December 31, 2004
CURRENT ASSETS		
Cash and cash equivalents	$ 239,367	$ 152,413
Restricted cash	55,598	80,078
Accounts and notes receivable, trade, net	101,078	108,404
Accounts receivable – Related Party (Note 3)	37,920	23,808
Notes receivable - net of allowance of $315,000 and $315,950 respectively	111,910	137,799
Prepaid expenses	20,504	18,783
Marketable securities	29,099	44,549
TOTAL OF CURRENT ASSETS	595,476	565,834
PROPERTY AND EQUIPMENT (Note 6)		
Property and equipment, net	2,965,254	2,935,052
Land	489,295	489,295
TOTAL NET PROPERTY AND EQUIPMENT	3,454,549	3,424,347
OTHER ASSETS		
Loan costs, net	14,985	15,879
TOTAL OTHER ASSETS	14,985	15,879
TOTAL ASSETS	$ 4,065,010	$ 4,006,060

The accompanying notes are an integral of these consolidated financial statements,

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS EQUITY		March 31, 2005 (Unaudited)		December 31, 2004
CURRENT LIABILITIES				
Accounts payable	$	78,186	$	243,441
Accrued liabilities		183,507		209,480
Unearned rent		11,547		23,094
Deferred revenue		701		356
Refundable deposits		17,892		15,041
Convertible debentures		—		5,000
Current maturities of long-term debt		131,157		120,757
TOTAL CURRENT LIABILITIES		422,990		617,169
LONG-TERM LIABILTIES				
Convertible debenture		200,000		200,000
Long-term debt		2,746,230		2,732,161
TOTAL LONG-TERM LIABILITIES		2,946,230		2,932,161
TOTAL LIABILITIES		3,369,220		3,549,330
MINORITY INTEREST		11,055		15,315
STOCKHOLDERS EQUITY (DEFICIT)				
Preferred Series B stock, $0.001 par value, 50,000,000 shares authorized, 8,000,000 shares issued and outstanding		8,000		8,000
Preferred Series C stock, $0.001 par value, 5,000,000 shares authorized, 100,000 shares issued and outstanding		100		100
Common stock $0.001 par value, 12,503,650,000 shares authorized, 3,189,945,834 and 1,747,945,834 shares issued (post reverse split) and outstanding, respectively (Note 5)		3,189,946		1,747,946
Additional paid-in capital		11,273,530		12,396,385
Treasury stock -29,138 and 29,138 shares at cost, respectively		(100,618)		(100,618)
Stock subscriptions receivable		(16,493)		(375,009)
Other comprehensive Loss		(21,994)		(6,767)
Accumulated deficit		(13,647,736)		(13,228,622)
Total Stockholders' Equity		684,735		441,415
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	4,065,010	$	4,006,060

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Comprehensive (Loss)
(Unaudited)

	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
REVENUE		
Consulting Revenue	$ —	$ 21,614
Rental Revenue	96,636	128,147
TOTAL REVENUE	96,636	149,761
COSTS OF REVENUE		
Costs associated with consulting revenue	62,383	109,272
Costs associated with rental revenue	112,348	136,949
Interest associated with rental revenue	58,992	55,421
TOTAL COST OF REVENUE	233,723	301,642
GROSS PROFIT (Deficit)		
Gross deficit from consulting operations	(62,383)	(87,658)
Gross deficit from real estate operations	(74,704)	(64,223)
GROSS DEFICIT	(137,087)	(151,881)
EXPENSES		
Impairment of marketable securities	—	185,774
General and administrative expense	309,150	568,745
TOTAL EXPENSES	309,150	754,519
OPERATING LOSS	(446,237)	(906,400)
OTHER INCOME (EXPENSE)		
Interest expense	(12,926)	(2,701)
Interest income	18,742	73
Gain on settlement of debt		15,000
Gain on sale of subsidiaries	—	139,270
Gain (loss) on marketable securities	(568)	—
Other Income - Debt forgiven	14,442	—
Other Income	3,172	2,598
TOTAL OTHER INCOME	22,862	154,240
NET LOSS BEFORE MINORITY INTEREST	(423,375)	(752,160)
MINORITY INTEREST IN LOSS	4,261	595

NET LOSS		(419,114)		(751,565)
Other Comprehensive Income (Loss)		(21,994)		624
TOTAL COMPREHENSIVE LOSS	$	(441,108)	$	(750,941)

The accompanying notes are an integral of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Comprehensive (Loss)

(continued)

		For the three months ended March 31, 2005		2004
Net loss per common share, basic and diluted				
Loss before minority interest	$	(0.0002)	$	(1.8239)
Minority interest in loss		—		—
Net loss per weighted average common share outstanding	$	(0.0002)	$	(1.8239)
Weighted average shares outstanding - basic & diluted		2,613,634,221		412,397

(Weighted average shares outstanding have been adjusted retroactively to reflect a reverse stock split on November 1, 2004)

The accompanying notes are an integral of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Preferred Stock	
	Shares	Amount
Balance December 31, 2003	-	$ -
Cancellation of Common stock for subscription receivable	-	-
Common stock issued for services	-	-
Common stock issued for building improvements and services	-	-
Common stock issued for stock option exercise to consultants	-	-
Common stock issued for stock option exercise to employees	-	-
Receipt of subscriptions receivable	-	-
Amortization of prepaid expenses	-	-
Intrinsic value of stock options issued to employees	-	-
Common Stock issued for subscriptions receivable employees	-	-
Fair Value of stock options issued to consultants	-	-
Series B preferred stock issued for services	8,000,000	8,000
Balance Forward	$ 8,000,000	$ 8,000

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-in	Treasury	Stock Subscription	Expenses Prepaid with	Other Deferred	Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable	Common Stock	Consulting	Income (Loss)	Deficit	Equity
Balance, December 31, 2003	348,503	$ 349	$ 10,497,138	$ (100,618)	$ (28,000)	$ (13,333)	$ -	$ (862)	$ (10,224,467)	$ 130,207
Cancellation of common stock for subscription receivable	(700)	(1)	(6,999)	-	7,000	-	-	-	-	-
Common stock issued for services	279,831	280	734,076	-	-	-	-	-	-	734,356
Common stock issued for building improvements and services	6,000	6	19,194	-	-	-	-	-	-	19,200
Common stock issued for stock option exercise to consultants	150,400	150	108,994	-	(32,363)	-	-	-	-	76,781

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Common stock issued for stock option exercise to employees	106,100	106	139,994	-	-	-	-	-	-	140,100
Receipt of subscriptions receivable	-	-	-	-	21,000	-	-	-	-	21,000
Amortization of prepaid expenses	-	-	-	-	-	13,333	-	-	-	13,333
Intrinsic value of stock options to employees	-	-	253,250	-	-	-	-	-	-	253,250
Fair value of options issued for prepaid consulting fees	-	-	-	-	-	-	-	-	-	-
Adjustment for revision of options issued values	-	-	488,195	-	-	-	-	-	-	488,195
Balance Forward	890,134	$ 890	$ 12,233,842	$(100,618)	$ (32,363)	$ -	$ -	$ (862)	$ (10,224,467)	$ 1,876,422

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Preferred Stock	
	Shares	Amount
Balance Forward	8,000,000	$ 8,000
Intrinsic Value of stock options issued to employees	-	-
Shareholder proceeds from Option stock sales applied to A/P	-	
Amortization of deferred consulting balance expensed	-	-
Adjustment for marketable securities	-	-
Net loss for the nine months ended September 30, 2004	-	-
Balance, September 30, 2004	8,000,000	$ 8,000

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-in	Treasury	Stock Subscription	Expenses Prepaid with	Other Deferred	Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable	Common Stock	Consulting	Income (Loss)	Deficit	Equity
Balance Forward	890,134	$890	$12,233,842	$(100,618)	$(32,363)	$ -	$ -	$ (862)	$(10,224,467)	$ 1,876,422
Fair Value of options issued for prepaid consulting fees	-	-	43,988	-	-	-	(43,988)	-	-	-
Application of option grants to accounts payable	-	-	-	-	-	-	-	-	-	-
Adjustment for marketable securities	-	-	-	-	-	-	-	(3,748)	-	(3,748)
Common stock issued for services	1,360,308	1,360	154,681	-	-	-	-	-	-	156,041

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

common stock issued for stock option exercise to consultants	348,000	348	40,104	-	-	-	-	-	-	40,452
Common stock issued for stock options exercise to employees	105,000	105	19,395	-	-	-	-	-	-	19,500
Common stock issued for subscriptions receivable consultants	118,500	119	5,806	-	(5,925)	-	-	-	-	
Common stock issued for subscriptions receivable employees	1,126,024	1,126	15,770	-	(16,896)	-	-	-	-	
Collection of subscriptions receivable	-	-	-	-	32,363	-	-	-	-	32,363

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Fair value of stock options issued to consultants	-	-	87,786	-	-	-	-	-	-	87,786
Amortization of deferred consulting expensed	-	-	-	-	-	-	43,988	-	-	43,988
Adjustment for marketable securities	-	-	-	-	-	-	-	214	-	214
Series B preferred stock issued for services	-	-	-	-	-	-	-	-	-	8,000
Balance Forward	3,947,966	$ 3,948	$ 12,601,372	$ (100,618)	$ (22,821)	-	-	$ (4,396)	$ (10,224,467)	$ 2,261,018

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-in	Treasury	Stock Subscription	Expenses Prepaid with Common Stock	Other Deferred	Comprehensive Income (Loss)	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable		Consulting		Deficit	Equity
Balance Forward, October 01, 2004	3,947,966	$3,948	$12,601,372	$(100,618)	$(22,821)	$ -	$ -	$(4,396)	$(10,224,467)	$2,261,018
Return of common stock issued to a consultant	(250,000)	(250)	(12,250)	-	-	-	-	-	-	(12,500)
Fair value of options issued to consultants	-	-	386,354	-	-	-	-	-	-	386,354
Intrinsic value of options issued to employees	-	-	329,001	-	-	-	-	-	-	329,001

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Common stock issued for options exercised consultants	82,250,000	82,250	(61,325)	-	-	-	-	-	-	20,925
Common stock issued for options exercised employees	61,500,000	61,500	(49,769)	-	-	-	-	-	-	11,731
Common stock issued for services to consultants	3,000,000	3,000	4,500	-	-	-	-	-	-	7,500
Common stock issued for compensation to employees	133,197,366	133,197	(44,961)	-	-	-	-	-	-	88,236
Common stock issued for subscriptions receivable consultants	450,000,000	450,000	(287,279)	-	(162,721)	-	-	-	-	-
Balance Forward	733,645,332	$ 733,645	$ 12,865,643	$ (100,618)	$ (185,542)	-	-	$ (4,396)	$ (10,224,467)	$ 3,092,265

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Preferred Stock	
	Shares	Amount
Balance Forward	8,000,000	$ 8,000
Common stock issued for subscriptions receivable, employees	-	-
Application of restricted common stock issued to reduce debentures liability	-	-
Common stock issued for building improvements	-	-
Common stock issued to consultants to apply to accounts payable	-	-
Proceeds from consultant option stock sales applied to accounts payable	-	-
Series C preferred stock issued for cash	100,000	100
Receipt of subscriptions receivable	-	-

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

	-	-
Debt discount convertible debenture discount factor		
Balance Forward	8,100,000	$ 8,100

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-in	Treasury	Stock Subscription	Expenses Prepaid with	Other Deferred	Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable	Common Stock	Consulting	Income (Loss)	Deficit	Equity
Balance Forward	733,645,332	$ 733,645	$ 12,865,643	$ (100,618)	$ (185,542)	$ -	$ -	$ (4,396)	$ (10,224,467)	$ 3,092,265
Common stock issued for subscriptions receivable employees	650,000,000	650,000	(437,712)	-	(212,288)	-	-	-	-	-
Application of restricted common stock issued to reduce debentures liability	20,000,000	20,000	30,000	-	-	-	-	-	-	50,000
Common stock issued for building improvements	74,000,000	74,000	(43,000)	-	-	-	-	-	-	31,000

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Common stock issued to consultants to apply to accounts payable	270,300,000	270,300	(152,549)	-	-	-	-	-	-	117,751
Proceeds from consultant option stock sales applied to accounts payable	-	-	533	-	-	-	-	-	-	533
Series C preferred stock issued for cash	-	-	49,900	-	-	-	-	-	-	50,000
Receipt of subscriptions receivable	-	-	-	-	22,821	-	-	-	-	22,821
Debt discount convertible debenture discount factor	-	-	83,571	-	-	-	-	-	-	83,571
Balance Forward	1,747,945,332	$ 1,747,945	$ 12,396,386	$ (100,618)	$ (375,009)	$ -	$ -	$ (4,396)	$ (10,224,467)	$ 3,447,941

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Preferred Stock Shares	Amount
Balance Forward	8,100,000	$ 8,100
Round up fraction shares resulting from 11-01-2004 reverse stock split	-	-
Change in other comporehensive loss	-	-
Net consolidated loss, year ended December 31, 2004	-	-
Balance, year ended December 31, 2004	8,100,000	$ 8,100

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-in	Treasury	Stock Subscription	Expenses Prepaid with Common Stock	Other Deferred	Comprehensive Income (Loss)	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Receivable		Consulting		Deficit	Equity
Balance Forward	1,747,945,332	$1,747,945	$12,396,386	$(100,618)	$(375,009)	$ -	$ -	$(4,396)	$(10,224,467)	$3,447,941
Round up fraction shares resulting from 11/01/2004 reverse stock split	502	1	(1)	-	-	-	-	-	-	-
Change in other comprehensive loss	-	-	-	-	-	-	-	(2,371)	-	(2,371)
Net consolidated loss year ended December 31, 2004	-	-	-	-	-	-	-	-	(3,004,155)	(3,004,155)
Balance, Year Ended December 31, 2004	1,747,945,834	$ 1,747,946	$ 12,396,385	$ (100,618)	$ (375,009)	$ -	$ -	$ (6,767)	$ (13,228,622)	$ 441,415

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

	Preferred Stock Shares		Amount
Balance, Year Ended December 31, 2004 (Unaudited)	8,100,000	$	8,100
Change in Comprehensive Loss (Unaudited)	-		-
Common Stock issued for options exercised to employees (Unaudited)	-		-
Common Stock issued for options exercised to contractors (Unaudited)	-		-
Common Stock issued for services (Unaudited)	-		-
Fair value of options issued to contractors for services (Unaudited)	-		-
Intrinsic value of options issued to employees for services (Unaudited)	-		-
Proceeds from options stock applied to A/P - Sorensen (Unaudited)	-		-

Proceeds from options stock applied to A/P - T Hall (Unaudited)	-	-
Receipt of cash on subscriptions receivable (Unaudited)	-	-
Return of common stock issued to J. Fry, Jr. on 11/12/2004 (Unaudited)	-	-
Net Consolidation Loss for three months ended March 31, 2005 (Unaudited)	-	-
Balance, for the three months ended March 31, 2005 (Unaudited)	8,100,000	$ 8,100

The accompanying notes are an integral part of these consolidated financial statements

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

	Common Stock Shares	Amount	Additional Paid-In Capital	Treasury Stock	Stock Subscriptions Receivable	Expenses Prepaid with Common Stock	Deferred Consulting	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
Balance, Year Ended December 31, 2004	1,747,945,834	$ 1,747,946	$ 12,396,385	$ (100,618)	$ (375,009)	$ -	$ -	$ (6,767)	$ (13,228,622)	$ 441,415
Change in Comprehensive Loss (Unaudited)	-	-	-	-	-	-	-	(15,227)	-	(15,227)
Common Stock issued for options exercised to employees (Unaudited)	675,000,000	675,000	(632,634)	-	(15,000)	-	-	-	-	27,366
Common Stock issued for options exercised to contractors (Unaudited)	175,000,000	175,000	(163,860)	-	-	-	-	-	-	11,141
Common Stock issued for services	600,000,000	600,000	(453,840)	-	-	-	-	-	-	146,160

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Fair value of options issued to contractors for services (Unaudited)	-	-	36,360	-	-	-	-	-	-	36,360
Intrinsic value of options issued to employees for services (Unaudited)	-	-	95,134	-	-	-	-	-	-	95,134
Proceeds from options stock applied to A/P - Sorensen (Unaudited)	-	-	430	-	-	-	-	-	-	430
Proceeds from options stock applied to A/P - T Hall (Unaudited)	-	-	7,555	-	-	-	-	-	-	7,555
Receipt of cash on subscriptions receivable (Unaudited)	-	-	-	-	373,516	-	-	-	-	373,516

Nexia Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Return of common stock issued to J. Fry, Jr. on 11/12/2004 (Unaudited)	(8,000,000)	(8,000)	(12,000)	-	-	-	-	-	-	(20,000)
Net Consolidation Loss for three months ended March 31, 2005 (Unaudited)	-	-	-	-	-	-	-	-	(419,114)	(419,114)
Balance, for the three months ended March 31, 2005 (Unaudited)	3,189,945,834	$3,189,946	$11,273,530	$(100,618)	$(16,493)	$ -	$ -	$(21,994)	$(13,647,736)	$ 684,735

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Three Months Ended March 31, 2005 (Unaudited)	For the Three Months Ended March 31, 2004 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES		
Net Loss	$ (419,114)	$ (751,565)
Adjustments to reconcile net loss to net cash used in operating activities:		
Impairment of marketable securities	155	185,774
Gain from forgiveness on note payable	(14,442)	-
Change in minority interest	(4,260)	(595)
Depreciation	39,212	32,325
Intrinsic and fair value of stock options issued	131,494	124,400
Issuance of Common Stock for services	80,268	633,267
Amortization of expense prepaid with common stock	-	13,333
Bad debt expense	(950)	23,566
Change in operating asset and liability accounts:		
Accounts receivable	7,326	(78,598)
Prepaid expenses	(1,721)	(534)
Other assets	894	3,393
Related party transactions	(14,112)	-
Accounts payable	(111,310)	(78,284)
Accrued liabilities	(25,973)	(20,222)
Deferred Revenue	345	(37,543)
Unearned rent	(11,547)	-
Refundable Deposits	2,851	-
Convertible debentures	(5,000)	-
Net cash provided by (used) in Operating Activities	(345,884)	48,717
CASH FLOWS FROM INVESTING ACTIVITIES		
Adjustments between notes receivable and accounts receivable balances	1,839	-
Proceeds from notes receivable	25,000	-
Purchase of property, plant and equipment	(69,414)	(21,294)
Net cash used by investing activities	(42,575)	(21,294)

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, (Continued)

		For the Three Months Ended March 31, 2005 (Unaudited)		For the Three Months Ended March 31, 2004 (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES				
Notes receivable				
Payments on long-term debt		(18,884)		(48,846)
Proceeds from issuance long-term debt		57,795		30,000
Receipt of stock subscription receivable		373,516		21,000
Issuance of common stock for stock option exercise		38,506		76,690
Net cash provided by financing activities		450,933		78,844
NET INCREASE IN CASH AND CASH EQUIVALENTS		62,474		106,267
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		232,491		94,073
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$	294,965	$	200,340
SUPPLEMENTAL DISCLOSURE OF INFORMATION				
CASH PAID FOR:				
Interest	$	68,055	$	51,151
Income taxes	$	—	$	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH: INVESTING AND FINANCING ACTIVITIES:				
Common stock issued for services	$	80,268	$	633,267
Common stock issued for subscriptions receivable	$	15,000	$	28,310
Common stock issued for building improvements	$	20,200	$	—

The accompanying notes are an integral of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
March 31, 2005

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited consolidated financial statements are those of Nexia Holdings, Inc. and Subsidiaries (the Company) and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company's most recent audited consolidated financial statements and notes thereto included in its December 31, 2004 Annual Report on Form 10-KSB. Operating results for the three months ended March 31, 2005 are not indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through March 31, 2005 of $13,647,736 which raises substantial doubt about the Company's ability to continue as a going concern. The Company had a positive working capital balance at March 31, 2005 of $172,486.

Primarily, revenues have not been sufficient to cover the Company's operating costs. Management's plans to enable the Company to continue as a going concern include the following:

- Increasing revenues from rental properties by implementing new marketing programs.
- Making certain improvements to certain rental properties in order to make them more marketable.
- Reducing expenses through consolidating or disposing of certain subsidiary companies.
- Purchasing revenue producing real estate.
- Decreasing payroll expenses and options.
- Reducing expenses through consolidating or disposing of certain subsidiary companies.
- Raising additional capital through private placements of the Company's common stock.
- Using stock and option-based compensation to cover payroll and other permissible labor costs.

There can be no assurance that the Company can or will be successful in implementing any of its plans or that they will be successful in enabling the company to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – ACCOUNTS RECEIVABLE – RELATED PARTY

The company has a receivable at March 31, 2005 from a related party, Dark Dynamite, Inc., in the amount of $17,200. The receivable arose from consulting services provided the company.

The company has a receivable of $20,720 at March 31, 2005 from a related party, Black Chandelier, Inc., a subsidiary of Dark Dynamite, Inc. The receivable arose from rental income charges.

NOTE 4 – OUTSTANDING STOCK OPTIONS

A summary of the status of the company's stock option plans as of March 31, 2005 and December 31, 2004 and changes during those periods is presented below. The numbers of options reflect the effect of the November 1, 2004 reverse stock split:

	Shares	Average Exercise Price	Shares	Average Exercise Price
Outstanding, beginning of period	822,500	$ 0.00015	-	$ 0.00022
Granted	850,000,000	0.00015	1,286,647,524	0.00022
Exercised	(850,000,000)	0.00015	(1,285,825,024)	0.00022
Outstanding end of period	822,500	$ 0.00015	822,500	$ 0.00022
Exercisable	669,250	$ 0.00015	822,500	$ 0.00022

The Company determined the fair value of the stock options issued during the periods at the grant dates by using the Fair Market Value on the date of option grant less the 75% share of cash received by the Company.

The outstanding end of period price of $0.00015 is an average price per share.

NOTE 5 – COMMON STOCK

During the quarter ended March 31, 2005, the Company issued 1,350,000,000 shares of common stock pursuant to the Company's S-8 Registration Statement.

During the period January 1, 2005 to March 31, 2005, the Company issued 100,000,000 shares of common restricted stock. During the same period, 8,000,000 shares of common restricted stock, issued during the quarter ended December 31, 2004, were returned and cancelled.

NOTE 6 – SUBSEQUENT EVENTS

On April 20, 2005, West Jordan Real Estate Holdings, Inc., a majority owned subsidiary of Nexia Holdings, Inc. ("Company"), closed on the sale of real property known as the Glendale Plaza Shopping Center, located at 1199 South Glendale Drive, Salt Lake city, Utah to Paul R. Hatch and Dorothy Hatch, Trustees of the Hatch family Trust wherein the company agreed to transfer the property in exchange for a cash purchase price of $1,860,000. All distributions related to the closing were completed prior to the 30th of April, 2005. Nexia is expected to realize a profit of $756,322 as a result of the sale of the property. A loan secured by the real property in the amount of $952,665.92 has been paid off in full as a result of the closing. The secured lender has released the sum of $59,911.58 presently held in an escrow account retained for maintenance projects on the real property.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty, including, without limitation, the ability of Nexia to continue its business strategy, changes in the real estate markets, labor and employee benefits, as well as general market conditions, competition, and pricing. Although Nexia believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in the Form 10QSB will prove to be accurate. In view of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by Nexia or any other person that the objectives and plans of Nexia will be achieved.

General

Nexia's current operations consist of the acquisition, leasing and selling of real estate. The following discussion examines Nexia's financial condition as a result of operations for the three months ended March 31, 2005, and compares those results with the comparable period in 2004.

Real Estate Operations

Nexia's objective, with respect to real estate operations, is to acquire, through subsidiaries, properties which management believes to be undervalued and which Nexia is able to acquire with limited cash outlays. Nexia will consider properties anywhere within the continental United States. Nexia attempts to acquire such properties by assuming existing favorable financing and paying the balance of the purchase price with nominal cash payments or through the issuance of shares of common stock. Once such properties are acquired, Nexia leases them to primarily commercial tenants. Nexia also makes limited investments to improve the properties with the objective of increasing occupancy and cash flows. Management believes that, with limited improvements and effective management, properties can be sold at a profit within a relatively short period of time.

On April 20, 2005, West Jordan Real Estate Holdings, Inc. a majority owned subsidiary of Nexia Holdings, Inc. ("Company") closed on the sale of real property known as the Glendale Plaza Shopping Center, located at 1199 South Glendale Drive, Salt Lake City, Utah to Paul R. Hatch and Dorothy Hatch, Trustees of the Hatch Family Trust wherein the Company agreed to transfer the property in exchange for a cash purchase price of $1,860,000. All distributions related to the closing were completed prior to the 30th of April, 2005. Nexia is expected to realize a profit of $756,372 as a result of the sale of the property. A loan secured by the real property in the amount of $952,665.92 has been paid off in full as a result of the closing. The secured lender has released the sum of $59,911.58 presently held in an escrow account retained for maintenance projects on the real property.

At the time of the transaction the property held by West Jordan Real Holdings, Inc. had a depreciated cost basis of approximately $987,758, including purchase price paid and improvements that were made to the property and buildings during the period of ownership by West Jordan and while it was a subsidiary of Nexia. A press release related to the closing was released on April 21, 2005.

As a result of the sale Nexia expects to reduce the level of its property maintenance and management operations that were required by the operation of the shopping center and to dissolve and wind-up West Jordan Real Estate Holdings, Inc. and all of its operations. This is a part of Nexia's overall efforts to reduce the level of its operations, including the operations of Hudson Consulting Group, Inc. and the winding down of its financial consulting services.

Nexia recorded rental revenues of $96,636 for the three months ended March 31, 2005, as compared to $128,147 for the comparable period in 2004. The decrease of $31,511 or 25% in rental revenues was due to a decrease in occupancy rates in the Glendale shopping center and the sale of certain subsidiaries with real estate holdings.

Nexia had a loss from real estate operations of $74,704 for the three months ended March 31, 2005, compared to a loss of $64,223 for the comparable period in 2004. The increase in loss in the amount of $10,481 or 16% is attributable primarily to the decrease in occupancy.

Nexia will continue efforts to improve profitability and cash flow by working to increase occupancy and rental income from those properties which have a high vacancy rate as well as focusing on properties with the highest per square foot rental rates. Nexia also intends to continue to purchase real estate primarily for appreciation purposes. Accordingly, Nexia hopes to not only minimize any real estate cash flow deficit, but also generate sufficient cash to record a substantial profit upon property disposition.

Company Operations as a Whole

Revenues

Gross revenues for the three month period ended March 31, 2005, was $96,636 as compared to $149,761 for the same period in 2004. The change in three month revenues of $53,125 is due to the issues stated above, including the termination of consulting activities by the Company.

Losses

Nexia recorded operating losses of $446,237 for the three month period, ended March 31, 2005, compared to losses of $906,400 for the comparable period in the year 2004. The decrease in operating losses of $460,163 or 50% was the result of decreased levels of operations and expenses in both real estate and the financial consulting services.

Nexia recorded net losses of $419,114 for the three months ended March 31, 2005, as compared to net losses of $751,565 for the comparable period in 2004. The decrease in losses of $332,451 or 44% is attributable primarily to a decrease in property expenses, and the termination of consulting activity by the Company. The Company also recorded expenses as a result of issuing shares of common stock for services rendered by employees and contractors.

Nexia does not expect to operate at a profit through fiscal 2005. Since Nexia's activities are tied to its ability to operate its real estate properties at a profit, future profitability or its revenue growth tends to follow changes in the real estate market place. There can be no guarantee that profitability or revenue growth can be realized in the future.

Expenses

General and administrative expenses for the three months ended March 31, 2005, were $309,150, compared to $568,745 for the same period in 2004. The decrease in expenses of $259,595 or 46% is due primarily to the reductions in staff and operating expenses for the Company during 2005 as compared to the comparable period in 2004.

Depreciation and amortization expenses for the three months ended March 31, 2005 and March 31, 2004, were $ 39,212 and $32,325, respectively. The increase of $6,887 or 21% in this expense was the result of depreciation of the building improvements completed by the Company during the year ended 2004.

Capital Resources and Liquidity

On March 31, 2005, Nexia had current assets of $595,476 and $4,065,010 in total assets compared to current assets of $565,834 and total assets of $4,006,060 for the year ended December 31, 2004. Nexia had net working capital of $172,486 at March 31, 2005 as compared to a net working capital deficit of $51,335 at year ended December 31, 2004. The increase in working capital is due primarily to the reduction in outstanding accounts payable during the first quarter of 2005.

Net cash used by operating activities was $345,884 for the three months ended March 31, 2005, compared to net cash provided by operating activities of $48,717 for the three months ended March 31, 2004. The increase of cash used in the sum of $300,167 resulted from the reduction of accounts payable and accrued liabilities during the quarter ended March 31, 2005.

Cash used by investing activities was $ 42,575 for the three months ended March 31, 2005, compared to cash flow used by investing activities of $21,294 for the comparable period in 2004. The increase of $21,281 was the result of improvements made to the company's real property during the quarter ended March 31, 2005, a 100% increase over the comparable period in 2004.

Cash provided by financing activities was $ 450,933 for the three months ended March 31, 2005, compared to $78,844 for the three months ended March 31, 2004. The increase is a result of $373,516 received from stock subscriptions or the exercise of stock options granted to employees and consultants during the quarter ending March 31, 2005.

Due to Nexia's debt service on real estate holdings, willingness to acquire properties with negative cash flow shortages and acceptance of non-cash assets for consulting services, Nexia may experience occasional cash flow shortages. To cover these shortages we may need to sell securities from time to time at a loss. In addition, the Company is currently experiencing challenges with regard to cash flows. We are looking at several options to improve this situation, including the private placement of Nexia common stock.

Stock and Options To Employees and Contractors

During the quarter ending March 31, 2005, Nexia's subsidiary, Hudson Consulting Group, Inc., has continued a policy of limited cash payments to its employees and relied primarily on the issuance of common stock registered under the Company's S-8 Registration Statement for employee compensation. A total of 1,350,000,000 common shares were issued by the Company pursuant to the S-8 Registration Statement during the quarter ended March 31, 2005.

Impact of Inflation

Nexia believes that inflation has had a negligible effect on operations over the past three years. Nexia believes that it can offset inflationary increases in the cost of materials and labor by increasing sales and improving operating efficiencies.

Off Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements

Known Trends, Events, or Uncertainties

General Real Estate Investment Risks

Nexia's investments are subject to varying degrees of risk generally incident to the ownership of real property. Real estate values and income from Nexia's current properties may be adversely affected by changes in national or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters which may result in uninsured losses, acts of war, adverse changes in zoning laws and other factors which are beyond the control of Nexia.

Value and Illiquidity of Real Estate

Real estate investments are relatively illiquid. The ability of Nexia to vary its ownership of real estate property in response to changes in economic and other conditions is limited. If Nexia must sell an investment, there can be no assurance that Nexia will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup the amount of Nexia's investment.

Property Taxes

Nexia's real property is subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the property is assessed or reassessed by taxing authorities. If property taxes increase, Nexia's operations could be adversely affected.

ITEM 3. CONTROLS AND PROCEDURES

Nexia's president acts both as the Company's chief executive officer and chief financial officer ("Certifying Officer") and is responsible for establishing and maintaining disclosure controls and procedures for Nexia. The Certifying Officer has concluded (based on his evaluation of these controls and procedures as of a date within 90 days of the filing of this report) that the design and operation of Nexia's disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934) are effective and adequate.

There were no significant changes made in Nexia's internal controls or in other factors that could significantly affect Nexia's controls subsequent to the date of the evaluation, including any corrective actions with regard to slight deficiencies and material weaknesses. Due to the Certifying Officer's dual role as chief executive officer and chief financial officer, Nexia has no segregation of duties related to internal controls.

PART II-OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

Since the filing of Nexia's 10-KSB for the period ended December 31, 2004 no material changes have occurred to the legal proceedings reported therein, except as noted below. For more information please see Nexia's Form 10-KSB for the year ended December 31, 2004, filed May 26, 2005.

ITEM 2.UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

The Company issued 100,000,000 shares of its restricted common stock to EquitiLink, LLC as compensation for public relations and communication services performed by Equititlink for the benefit of the Company. The shares were issued pursuant to a written contract for services as more fully set forth in the January 7, 2005 Form 8-K filed by the Company. The services contracted for with EquitiLink included the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of the Company's activities and to stimulate the investment community's interest in the Company. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1993.

ITEM 5.OTHER INFORMATION

Since the end of the quarter March 31, 2005 the board of directors of the Company has not authorized any additional shares of common stock to be issued pursuant to the S-8 Registration Statement of the Company for the payment of obligations owed to employees and contractors of the Company.

On May 11, 2005, West Jordan Real Estate Holdings, Inc. accepted a promissory note from Diversified Financial Resources Corporation and BTA Mineral Servitude Corporation S.A. de C.V. in the sum of $230,000, the note is due in one year, bears interest at the rate of 8% per annum and provides for monthly payments of $5,000 due on the 11th of each month beginning June 11, 2005. The note is secured by a piece of residential real estate located in Murray, Utah, four condominium units located in Ogden, Utah and a 10% royalty interest in the mining holdings of the two named corporations located in the Sierra Madre Mountains of Mexico. West Jordan, a subsidiary of the Company, provided sufficient cash to satisfy two notes of which Diversified Financial Resources Corporation was the maker and which were held by the Company with a face value of $130,000 and provided $100,000 in additional cash to the makers.

On April 20, 2005, West Jordan Real Estate Holdings, Inc. a majority owned subsidiary of Nexia Holdings, Inc. ("Company") closed on the sale of real property known as the Glendale Plaza Shopping Center, located at 1199 South Glendale Drive, Salt Lake City, Utah to Paul R. Hatch and Dorothy Hatch, Trustees of the Hatch Family Trust wherein the Company agreed to transfer the property in exchange for a cash purchase price of $1,860,000. All distributions related to the closing have been completed.

On May 27, 2005, John E. Fry, Jr. a director of the Company tendered his resignation from that position for personal reasons. An 8-K report of that event was filed on May 27, 2005.

ITEM 6. EXHIBITS AND REPORTS OF FORM 8-K

(a) Exhibits. Exhibits required to be attached by Item 601 of Regulation S-B are listed in the Index to Exhibits on page 9 of this Form 10-QSB, and are incorporated herein by this reference.

(b) Reports on Form 8-K During the period covered by this report, Nexia filed one Form 8-K report.

(1) On January 7, 2005, the Company filed a Form 8-K, in which the Company reported the Unregistered Sale of Equity Securities to EquitiLink, LLC. The Company delivered 100,000,000 shares of its restricted common stock to EquitiLink as compensation for public relations and communication services performed by Equitilink for the benefit of the Company.

Subsequent Events

(2) On April 25, 2005, the Company filed a Form 8-K, in which the Company reported the sale of the Glendale Shopping Plaza by its subsidiary, West Jordan Real Estate Holdings, Inc., for a cash price of $1,860,000 and paid off a loan in the amount of $952,665.92 that was secured by the property.

(3) On May 27, 2005, the Company filed a Form 8-K, in which the Company reported the resignation of John E. Fry, Jr. as a director of the Company, citing personal reasons as the basis of his resignation.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 20th day of June 2005.

Nexia Holdings, Inc.

/s/ Richard Surber .
Richard Surber, President and Director

INDEX TO EXHIBITS

EXHIBIT NO.	PAGE NO.	DESCRIPTION
3(i)	*	Articles of Incorporation of Nexia (incorporated herein by reference from Exhibit No. 3(i) to Nexia's Form S-18 as filed with the Securities and Exchange Commission on September 16, 1988).
3(ii)	*	Bylaws of Nexia, as amended (incorporated herein by reference from Exhibit 3(ii) of Nexia's Form S-18 as filed with the Securities and Exchange Commission on September 16, 1988).
3(iii)	*	Articles of Incorporation of Nexia (incorporated herein by reference from Appendix B of Nexia's Form 14-A as filed with the Securities and Exchange Commission on August 17, 2000 .)
4(a)	*	Form of certificate evidencing shares of "Common Stock" in Nexia (incorporated from Exhibit 4(a) to Nexia's Form S-18 as filed with the Securities and Exchange Commission on September 16, 1988).

Certifications

31(i)	14	CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002.
32(i)	15	CERTIFICATION PURSUANT TO 18 U.S.C. §1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002.

Other

99(i)	*	February 1, 2005, a Stock Option Agreement between the Company and John Mortensen granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(ii)	*	February 1, 2005, a Stock Option Agreement between the Company and Rafael Prado granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(iii)	*	February 1, 2005, a Stock Option Agreement between the Company and Rocco Liebsch granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(iv)	*	February 9, 2005, a Stock Option Agreement between the Company and Michael Golightly granting 25,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(v)	*	February 9, 2005, a Stock Option Agreement between the Company and Rocco Liebsch granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(vi)	*	February 9, 2005, a Stock Option Agreement between the Company and Edward T. Wells granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(vii)	*	February 9, 2005, a Stock Option Agreement between the Company and Brent Sorensen granting 25,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(viii)	*	February 21, 2005, a Stock Option Agreement between the Company and Michael Golightly granting 75,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(ix)	*	February 23, 2005, a Stock Option Agreement between the Company and Reggie Ainsworth granting 75,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)

99(x)	*	February 23, 2005, a Stock Option Agreement between the Company and John Mortensen granting 75,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xi)	*	February 23, 2005, a Stock Option Agreement between the Company and Alex Bustos granting 75,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xii)	*	March 31, 2005, a Stock Option Agreement between the Company and Sandra Jorgensen granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xiii)	*	March 31, 2005, a Stock Option Agreement between the Company and Ernie Burch granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xiv)	*	March 31, 2005, a Stock Option Agreement between the Company and Alex Bustos granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xv)	*	March 31, 2005, a Stock Option Agreement between the Company and Michael Golightly granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)
99(xvi)	*	March 31, 2005, a Stock Option Agreement between the Company and John Mortensen granting 50,000,000 options with a floating option price set at 75% of the market price at the time of exercise, all of the shares vested immediately. (Incorporated herein by reference from Nexia's 10-KSB for December 31, 2004.)

* Previously filed as indicated and incorporated herein by reference from the referenced filings previously made by Nexia.

Exhibit 31(i)

I, Richard Surber, certify that:

1. I have reviewed this quarterly Report on Form 10-QSB for Nexia Holdings, Inc.

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: June 20, 2005

/s/ Richard Surber
Richard Suber the President, CEO & CFO of
Nexia Holdings, Inc.

Exhibit 32(i)

CERTIFICATION

I, Richard Surber, Chief Executive and Financial Officer of Nexia Holdings, Inc. (the "Registrant"), do hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, based on my knowledge:

(1) the Quarterly Report of Form 10-QSB of the Registrant, to which this certification is attached as an exhibit (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m); and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Registrant.

/s/ Richard Surber .
Richard Surber
Chief Executive and Financial Officer
June 20, 2005